Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares, par value $.01 per share, of Wheeler Real Estate Investment Trust, Inc., and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of May 16, 2023.

ANHINGA INVESTMENT PARTNERS, LLC

By:	/s/ Calgary Leveen
Calgary Leveen
Managing Member

BANYAN ADVISORS LLC

By:	/s/ Calgary Leveen
Calgary Leveen
Managing Member

/s/ Calgary Leveen
Calgary Leveen